Exhibit F-1

                              Troutman Sanders LLP
                              600 Peachtree Street
                                Atlanta, GA 30308



                                December 16, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re: Statement on Form U-1 of The Southern Company and Southern Power Company
    (File No. 70-9701)


Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, referred to above relating to the proposal by The Southern Company ("Southern") and Southern Power Company ("Southern Power") to request the release of jurisdiction over "sale/leaseback" activities.

         We are of the opinion that Southern and Southern Power are validly organized and duly existing as corporations under the laws of the State of Delaware and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and the Securities and Exchange Commission's order:

         (a) all state laws applicable to the proposed transactions by Southern Power will have been complied with; and

         (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Southern Power or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.


                                Very truly yours,

                             /s/Troutman Sanders LLP